Exhibit 10.21
SERVICE AGREEMENT
          THIS AGREEMENT is executed by and between The Topps Company, Inc. with offices at One Whitehall Street, New York, NY 10004-2109 (hereinafter “Company”), and National Football League Players Incorporated (“Players Inc”), a for-profit corporation organized under the laws of the Commonwealth of Virginia, having its principal place of business at 2021 L Street, N.W., Suite 500, Washington, D.C., 20036. This Agreement shall be effective as of March 1, 2004.
     1. REPRESENTATIONS.
     (A) Players Inc represents that the National Football League Players Association (“NFLPA”) has entered into certain contracts with Company wherein NFLPA has authorized and will authorize Company to utilize the Group Licensing Rights (as defined in the Licensing Agreement between NFLPA and Company, effective March 1, 2004 (hereinafter “Licensing Agreement”), the Names, and/or the Logo.
     (B) Players Inc represents that it has entered into an agreement with NFLPA, effective March 1, 2004 (hereinafter “NFLPA Agreement”), to provide various services with respect to the use of certain Group Licensing Rights pursuant to the Licensing Agreement.
     2. DESCRIPTION OF SERVICES. Players Inc shall perform, as described herein, such services required to implement and enforce this Licensing Agreement and the NFLPA Agreement. Such services shall include, but are not limited to, the following:
     (A) NEGOTIATIONS AND APPROVALS.
          (i) With respect to rights licensed under the Licensing Agreement, Company agrees and acknowledges that Players Inc shall review and approve or disapprove in writing the specific manner in which such rights are to be used on the licensed products in question under such Licensing Agreement.
          (ii) In the event Company is interested in seeking an individual player’s personal endorsement, Company agrees and acknowledges that Players Inc shall review and approve or disapprove in writing such endorsement, provided the individual player personally approves such endorsement. Company acknowledges that all contact between Company and such player or player’s agent shall be made by Players Inc. Company further agrees and acknowledges that any player who is committed individually by contract for products or services competitive with those of Company may be required to cease from further inclusion in this Agreement and the Licensing Agreement; provided, however, that the use of such player for such products and services shall be on an individual basis and shall not be combined with the use of five or more other NFL players.
          (iii) With respect to the promotion by Company of the sale of licensed products under the Licensing Agreement, Company agrees and acknowledges that Players Inc agrees to review and approve or disapprove in writing such promotions. Company further agrees and acknowledges that any promotions using the licensed products covered by the Licensing Agreement as premium items shall require a separate agreement, to be negotiated by Players Inc, between NFLPA and Company or other sponsor of the promotion, with separate terms and conditions, and nothing contained herein shall obligate NFLPA, Players Inc, or Company to enter into such an agreement.
          (iv) Company agrees to notify Players Inc of any infringement by others of the rights granted by the Licensing Agreement. Company also agrees and acknowledges that Players Inc shall completely investigate whether or not any action shall be taken on account of any such infringement. Further, in the event Company requests Players Inc’s approval of any suit or action by Company on account of any such infringement, Company further agrees and acknowledges that Players Inc shall completely investigate Company’s request.
          (v) The list of players for whom Players Inc has group licensing authorization (the “Player Agreement Report”) is available to Company via the Internet at www.nflplayers.com/licensee with Company’s “user name” and “password.” In addition, Players Inc may secure authorization from players not listed on the Player Agreement Report, including but not limited to retired players. Notwithstanding the foregoing:
          (a) By February 1 of each calendar year covered by this Agreement, Company shall submit to Players Inc a proposed list of players’ names for inclusion in the licensed product(s) for the upcoming football season. Company shall cross-reference its player list against the current Player Agreement Report. After cross-referencing the lists, Company must submit its proposed final player list to Players Inc for approval. With regard to jersey numbers for active players, it is Company’s sole responsibility to cross-reference its player list against player rosters posted on www.nfl.com. If applicable, jersey numbers for retired players must be submitted to Players Inc for approval.
          (b) Players Inc shall respond to such submissions in writing to Company, signifying approval or disapproval in the case of each player’s name so requested within fifteen (15) business days or such submissions shall be deemed approved.
          (c) Company may submit requests in writing to Players Inc for additions, deletions, or substitutions of players’ names and Players Inc shall respond to such requests within fifteen (15) business days or such submissions shall be deemed approved.
          (vi) Company agrees and acknowledges that Players Inc shall review and approve or disapprove in writing the quality and style of samples of artwork, plans, photographs, and any other representations of licensed products produced by or for Company (hereinafter collectively “artwork”) and samples of each of the licensed products, together with their packaging, hangtags, and wrapping material. Any approval by Players Inc will be in writing. Company further agrees and acknowledges that review and approval shall be before the manufacture, sale, or distribution of such artwork, whichever occurs first, and no licensed products shall be manufactured, sold, or distributed by Company without such prior written approval of such artwork and such sample licensed products. Players Inc shall respond in writing signifying approval or disapproval of such submissions within 15 business days. Any request by Company for such approval that is received by Players Inc and is not responded to within fifteen (15) business days shall be deemed approved by Players Inc. Subsequent to final approval, Company will send periodically a reasonable number of production samples of licensed products to Players Inc to ensure quality control, and should Players Inc require additional samples for any reason, Players Inc may purchase such at Company’s cost.
          (vii) Company agrees and acknowledges that Players Inc shall review and approve or disapprove in writing the use by Company of player names, likenesses, or both to promote licensed products on or in any material pertaining to packaging, hangtags, wrapping material, print ads, flyers, point-of-purchase displays, press releases, catalogues, trade show booths and exhibits, or any other written material or medium, including but not limited to electronic, interactive or internet use. Any approval by Players Inc shall be in writing. Company further agrees and acknowledges that review and approval shall be before implementation of such promotional material. Players Inc shall respond in writing signifying approval or disapproval within fifteen (15) business days. Any such request by Company for approval that is received by Players Inc and is not responded to within fifteen (15) business days shall be deemed approved by Players Inc. Company further agrees and acknowledges that the number of players included in any such use, if approved, shall be a minimum of six, and shall be selected from the Player Agreement Report. Player names, likenesses, or both so used shall be written or displayed with equal prominence.
          (viii) Company agrees and acknowledges that Players Inc shall review and approve or disapprove in writing the use by Company of player names, likenesses, or both (including, without limitation, action footage) in radio or television commercials to promote licensed products. Any approval by Players Inc will be in writing. Company further agrees and acknowledges that review and approval shall be before production and dissemination of any such radio or television commercial. Players Inc shall respond in writing signifying approval or disapproval of such submissions within fifteen (15) business days. Any such request by Company for approval that is received by Players Inc and is not responded to within fifteen (15) business days shall be deemed approved by Players Inc. Company further agrees and acknowledges that the number of players included in such commercials, if approved, shall be a minimum of six and shall be selected from the Player Agreement Report. The players used in such commercials shall be shown with equal prominence. Company further agrees and acknowledges that Players Inc shall review all scripts and story boards before any commercials shall be made or shall be contracted for by Company.
          (ix) Company agrees and acknowledges that Players Inc will negotiate with Company regarding the amount of required additional payments to Players Inc separate from and in addition to the guarantees or royalty payments included in the Licensing Agreement, if Company requests to use player names, likenesses, or both in accordance with this subsection 2(C), in any radio or television commercials, print ads, point-of-purchase displays, packaging, hangtags, wrapping material, press releases, catalogues, flyers, trade show booths and exhibits, or any other written or graphic material or medium, including but not limited to electronic or interactive use, to promote licensed products. Company further agrees and acknowledges that all contacts with such players or their agents shall be made by Players Inc.

          (x) In the event Company wishes to secure an individual player or players to make appearances to promote licensed products or to autograph licensed products, Company agrees and acknowledges that the selection of such player and the separate fee to Players Inc for such player services shall be subject to mutual agreement between Company and Players Inc, provided, however that player’s autograph services may be secured on a non-exclusive basis only. Company may at its discretion require that an autograph session be scheduled to witness the player’s autograph signing, provided that Company communicates to Players Inc in writing at the time the request for the player’s services is made that Company will require that player perform such services at a witnessed session. Company further agrees and acknowledges that all contact with the requested player or his agents shall be made by Players Inc. Once the player has made the appearance or performed the autograph service, payment shall be made immediately to Players Inc. Any such payments shall be separate from and in addition to any royalties or payments paid by Company under the Licensing Agreement or this Service Agreement. Once the selection of such player and such separate fee have been agreed upon by Company and Players Inc, in the event of cancellation of such appearance or autographing (other than by player or Players Inc), Company shall nevertheless be obligated to make such fee payment to Players Inc immediately upon such cancellation.
          (xi) Notwithstanding anything to the contrary hereinabove, Company shall be permitted, without additional separate payment to Players Inc for players, to show on counter card boxes: (1) six or more examples of the football trading cards licensed herein, and/or (2) a list of six or more players’ names whose images or likenesses are used on the football trading cards licensed herein; provided, however, that such cards are shown with equal prominence, and provided further, however, that Players Inc shall retain all rights to prior written approval contained hereinabove.
     (B) PERIODIC STATEMENTS.
          (i) Company shall furnish to Players Inc, no later than thirty (30) days following the last day of each May, August, November, and February of this Agreement, a complete and accurate statement certified to be accurate by an authorized representative of Company, showing the number, description, and gross purchase price, of the licensed products distributed by Company during the preceding quarterly reporting period, together with any returns made during such reporting period. Once in every twelve-month period, Company shall furnish Players Inc with a detailed statement certified by an officer of Company, showing the number of gross sales of the licensed products covered by the Licensing Agreement.
          (ii) Such statements shall be furnished to Players Inc whether or not any of the licensed products have been purchased during the reporting period for which such statement is due. The payment made hereunder (or the cashing of any check paid hereunder) shall not preclude Players Inc from questioning the correctness thereof at any time and, in the event any inconsistencies or mistakes are discovered in connection therewith, they shall immediately be rectified and the appropriate payment made by the appropriate party.

     (C) BOOKS AND RECORDS.
          (i) For a period of two (2) years following the termination or expiration of this Agreement, Company shall maintain accurate books and records for itself and any subsidiary or affiliated entity with respect to its sale of licensed products under this Agreement and the Licensing Agreement. Said books and records shall be subject to inspection and audit by Players Inc or its duly authorized representative at reasonable times upon reasonable notice from Players inc to Company but in no event less than ten (10) business days notice. In addition, Company shall cause any entity with which it contracts for services relating to production of product to cause its books and records to be available for audit and inspection by Players Inc to the extent necessary to confirm the audit of Company. Company shall not interfere with such inspections and audits in any way.
          (ii) The cost of such inspections and audits shall be paid by Company if the result of such inspections and audits indicates a difference of 2% or more, when compared to the statement certified to be accurate by an officer of Company for the twelve month period covered by such statement, or the cost of such inspections and audits as the result of an inspection or audit performed by Players Inc shall be paid by Players Inc if such difference is less than 2%.
          (iii) In the event any inconsistencies or mistakes are discovered as a result of such inspections and audits, they shall be rectified immediately and the appropriate payment shall be made immediately by the appropriate party.
     (D) COMPANY DATABASE. Licensee agrees to distribute to its customer database, in conjunction with Players Inc, one (1) promotional email per License Period. Content for such promotional emails shall be provided jointly by Licensee and Players Inc and subject to mutual agreement of both parties. Licensee agrees that content provided by Players Inc may promote Players Inc licensees, sponsors, partners, or branded programs, properties, or events, excluding any companies and/or products competitive with Licensee unless approved by Licensee.
     3. TRADING CARDS.
          Company shall provide to Players Inc free of charge the following:
     (A) Prior to December 1 of each NFL season, for each player included in the licensed products, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT];
     (B) Prior to December 1 of each NFL season, for Players Inc, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].
     4. COPYRIGHT AND TRADEMARK NOTICES.
     (A) Company shall prominently place or cause to be placed Players Inc’s trademark or trademarks (hereinafter “Players Inc’s Trademark”) on the licensed products and on packaging, wrapping, advertising (both print and media regardless of medium, e.g., broadcast, Internet, etc.), and any other material, including trade show booths and exhibits, sales catalogues, and other sales/marketing materials in connection with such licensed product(s) that are publicly distributed or relating to such licensed product(s).
     (B) Players Inc’s Trademark appearing on the licensed product(s) and on all materials in connection with the licensed product(s) distributed, or relating to such licensed product(s), shall appear precisely according to the specifications set forth in Appendix B attached hereto, which may be amended from time to time by Players Inc, without variation, with the letter “R” enclosed within a circle.
     (C) Additionally, Company shall imprint or cause to be imprinted the following text on any such licensed product(s) and/or materials therefore:
“Officially Licensed Product of
Players Inc”
and
“visit NFLPLAYERS.COM”
The specific text imprinted shall be subject to Players Inc’s sole discretion.
     (D) For any licensed product, Company shall also prominently place Players Inc’s Trademark and a Players Inc “content box” on all NFL football pages of Company’s website and on any other page within such website that utilizes the rights licensed hereunder. “Content box” shall be defined as editorial, sweepstakes or other promotional content designed and developed by Players Inc. The placement of Players Inc’s Trademark and “content box” shall be in the upper section of the page and immediately visible. The logo and “content box” on each page shall contain the Players Inc URL as follows: NFLPLAYERS.COM and shall serve as a hyperlink to the Players Inc website at www.nflplayers.com.
     5. TERM.
     (A) The term of this Agreement shall extend from [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] (hereinafter referred to as the Original License Period) unless terminated in accordance with the provisions hereof. Licensee may renew this Agreement for a Second License Period from [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT], provided Licensee has materially fulfilled its obligations hereunder in the Original License Period. Notice of desire to renew shall be given by Licensee no later than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] in the Original License Period. Licensee may renew this Agreement also for a Third License Period from [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT], provided Licensee has faithfully fulfilled its obligations hereunder in the Second License Period. Notice of desire to renew shall be given by Licensee no later than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of the Second License Period.
     (B) Company acknowledges and agrees that Company has and shall have no right to extend or renew this Agreement beyond the term and renewal options, if any, stated herein. No conduct by either Players Inc or Company shall create, imply, or infer a new license agreement, service agreement, or extension of the stated term and renewal options, if any, of this Agreement or the Licensing Agreement, unless same is specifically set forth in a written agreement signed by both Players Inc and Company. Company’s agreement that this Agreement is subject to the term and renewal options, if any, stated herein, in all events whatsoever, is a material inducement for Players Inc to enter into this Agreement.
     (C) Notwithstanding anything to the contrary, this Agreement is coextensive with the Licensing Agreement, and termination of the Licensing Agreement shall result in termination of this Agreement. As provided in the Licensing Agreement, termination of this Agreement shall result in termination of the Licensing Agreement.
     6. COMPENSATION.
     (A) In consideration of the payment of one dollar, and other good and valuable consideration hereby acknowledged as received, Players Inc agrees to provide Company with the services listed in this Agreement.
     Company agrees to spend the following total amounts on activities which stimulate and promote the market for licensed product(s) through player appearances, highlighting, autographing, or endorsements, and/or Players Inc branded programs, properties, or events (herein after “marketing payments”), subject to prior written approval by Players Inc of such activities:
[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]% of sales during the Original Service Period, and $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for the 2005 Stay Cool in School program, [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]% of sales during the Second Service Period, and $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for the 2006 Stay Cool in School program, and
[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]% of sales during the Third Service Period, if applicable, and $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for the 2007 Stay Cool in School program.
Such activities shall not include standard and customary industry trade advertising and sales materials. At the end of each Service Period, if Company has not spent the required amount as marketing payments, a payment equal to the amount of the difference shall be made by Company to Players Inc no later than April 1 following the end of such Service Period. Company shall provide documentation that such approved expenditures have been made. The expenditure documentation shall be provided on a quarterly basis and shall be certified by an authorized representative of Company. Such documentation shall be subject to inspection and audit by Players Inc on the same basis as Company’s books and records.
     7. PAYMENTS AND NOTICES. All transactions under this Agreement including, without limitation, all payments and all notices, reports, statements, approvals, and other communications, shall be with or made payable in the name of NATIONAL FOOTBALL LEAGUE PLAYERS INCORPORATED, 2021 L Street NW, Suite 500, Washington, DC 20036, or its assignee, where applicable. All correspondence, notices, approvals, and other communications to Company shall be with The Topps Company, Inc., One Whitehall Street, New York, NY 10004-2109.
     8. INDEMNIFICATION AND INSURANCE.
     (A) Company agrees that it will not during the term of this Agreement, or thereafter, challenge the rights of Players Inc or NFLPA in and to the trademarks or names owned by or licensed to Players Inc or NFLPA or any of the rights licensed as specified in Section 2 of the License Agreement, or in any way challenge the validity of the License Agreement or this Agreement.
     (B) Company further agrees to assist Players Inc or NFLPA to the extent necessary in the procurement of any protection for the Licensed Rights or to protect any of the Licensed Rights, and Players Inc, if it so desires, may commence or prosecute at its own expense any claims or suits in its own name or in the name of Company or join Company as a party thereto in instances where a court of competent jurisdiction has determined that Company is an indispensable party. Company shall notify Players Inc in writing of any infringement or imitations of which Company becomes aware.
     (C) For its own acts, Company hereby indemnifies Players Inc and undertakes to defend Players Inc from and against any claims, suits, losses, damages, and expenses (including reasonable attorneys’ fees and expenses) arising out of any acts or omissions of Company in conjunction with this Agreement, including but not limited to the marketing, sale, distribution, or use of the Licensed Rights. Company agrees to obtain, at its own expense, general liability insurance providing adequate protection for Company and Players Inc against any such claims or suits in amounts not less than [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]. Within thirty (30) days from the date hereof, Company shall submit to Players Inc a fully paid policy or certificate of insurance naming Players Inc as an insured party, requiring that insurer will not terminate or materially modify such agreement without written notice to Players lnc. at least twenty (20) days in advance thereof.
     (D) Players Inc hereby indemnifies Company and undertakes to defend Company against, and hold Company harmless from any liabilities, losses, damages, and expenses (including reasonable attorneys’ fees and expenses) resulting from claims made or suits brought against Company based upon a breach of any obligation or representation or warranty of Players Inc hereunder.
     (E) The indemnification obligations set forth in this Paragraph 8 shall survive the expiration and/or termination of this Agreement.

     9. PARTNERSHIP. Nothing herein contained shall be construed to place Company and Players Inc in the relationship of partners or joint venturers, and Company shall not have the power to obligate or bind Players Inc in any manner whatsoever.
     10. WAIVER OR AMENDMENT. None of the terms of this Agreement shall be waived or amended except by an express agreement in writing signed by both parties. With the exception of the Licensing Agreement, there are no representations, promises, warranties, covenants, or undertakings other than those contained in this Agreement. No written waiver shall excuse the performance of an act other than those specified therein. The failure of either party hereto to enforce, or delay by either party in enforcing, any of the Licensed Rights shall not be deemed a continuing waiver or amendment thereof and either party may commence, within the time provided by applicable law, appropriate legal proceeding(s) to enforce any or all of such rights.
     11. NON-ASSIGNABILITY. Company shall not assign this Agreement without the prior written consent of Players Inc.
     12. SEVERABILITY. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, for any reason and to any extent, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain between the parties as expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
     13. NON-DISCLOSURE. Players Inc agrees that all information, material, documentation, data and reproductions relating to Company’s business (including, without limitation, the style and/or appearance of Company’s trading cards), trademarks or the licensed products (the “Confidential Information”) shall be held in strict confidence by Players Inc. The nature and contents of the Confidential Information shall not be disclosed to any employee, person, firm or entity other than NFLPA (and other than on a “need-to-know” basis), or used without the prior written permission of Company. It is agreed that Confidential Information shall not include any information or data which (a) is already known to Players Inc or NFLPA, independent of Company providing the Confidential Information; (b) is or becomes publicly known through no wrongful act of Players Inc or NFLPA; or (c) is independently developed by Players Inc or NFLPA without reference to any Confidential Information provided by Company.
     14. CONSTRUCTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York of United States of America, except that State’s conflict-of-laws provisions, to the extent they are inconsistent with the terms of this Section 14. The parties consent to the jurisdiction of the State of New York and designate the courts of the State of New York as the venue for any dispute arising out of, under, or relating to this Agreement.

          IN WITNESS WHEREOF, Company and Players Inc have caused this Agreement to be signed by their authorized representatives, as of the day and year first above written.

The Topps Company, Inc.		National Football League
Players Incorporated

By:	/s/ Scott Silverstein	By:	/s/ Douglas F. Allen

Title:	President	Title:	President

Date:	12/15/04	Date:	12/3/04